Exhibit 99.1

Verisign Announces Increase in .com/.net Domain Name Fees

DULLES, VA – July 14, 2011 – VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services for the networked world, today announced, effective Jan. 15, 2012, an increase in registry domain name fees for .com and .net, per its agreements with the Internet Corporation for Assigned Names and Numbers (ICANN).

Verisign announced that as of Jan. 15, 2012, the registry fee for .com domain names will increase from $7.34 to $7.85 and that the registry fee for .net domain names will increase from $4.65 to $5.11.

Continued strong global Internet usage growth, along with increasingly powerful distributed denial of service (DDoS) attacks leveled against all parts of the Internet’s critical infrastructure, have dramatically increased the demands on Internet infrastructure providers such as Verisign. In the last five years, the volume of Domain Name System (DNS) queries on Verisign’s global Internet infrastructure has more than doubled, increasing to an average daily query load of 57 billion in the first quarter of 2011. Future growth is expected to occur at an even faster pace. Verisign’s infrastructure has maintained 100 percent operational security, accuracy and stability for more than a decade due to continued innovation and investment in the infrastructure.

About Verisign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, Verisign helps companies and consumers all over the world to connect online with confidence. Additional news and information about the company is available at www.verisigninc.com.

VRSNF

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause Verisign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition, pricing pressure from competing services offered at prices below our prices and changes in marketing practices including those of third-party registrars; the sluggish economic recovery; challenges to ongoing privatization of Internet administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; the inability of Verisign to successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; the uncertainty of the expense and duration of transition services and requests for indemnification relating to completed divestitures; the uncertainty of whether Project Apollo will achieve its stated objectives; and the uncertainty of whether the volume of DNS queries will grow at an even faster pace than it has over the past five years. More information about potential factors that could affect the company’s business and financial results is included in Verisign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts

Public Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179

Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643

©2011 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.